CMS ENTERPRISES ANNOUNCES AGREEMENTS WITH PEABODY ENERGY
TO CO-DEVELOP MAJOR POWER PLANT AND MINE IN SOUTHERN ILLINOIS

JACKSON, Mich., Oct. 11, 2006 – CMS Enterprises, a subsidiary of CMS Energy, announced today that it has signed agreements with Peabody Energy to co-develop the Prairie State Energy Campus, a 1,600-megawatt power plant and coal mine in southern Illinois.

“Selecting CMS Enterprises as operator marks significant progress in our development process, allowing Prairie State to move forward with a recognized leader to deliver clean, low-cost energy for the region,” said Peabody President of Generation and Btu Conversion Rick A. Bowen. “CMS Enterprises brings terrific expertise in power plant construction and operations that complements Peabody’s skills.”

“We’re excited about our partnership with Peabody Energy and the opportunities presented by the Prairie State Energy Campus. This business brings together the strengths of both companies,” said Thomas Elward, president and chief operating officer of CMS Enterprises.

CMS Enterprises and Peabody Energy will co-develop and each own 15 percent of Prairie State indirectly through a jointly owned limited liability company. The remainder is expected to be owned by a number of Midwest municipal utilities and electric cooperatives with commitments already secured for 53 percent of the ownership.

CMS Enterprises will serve as lead developer, construction manager, and operator of the mine-mouth power plant, which will be able to generate enough power to serve a million people. Peabody Energy – the largest private sector coal producer in the world – will be lead developer of the Lively Grove Mine that will fuel the power plant for an estimated 30 years. The plant and mine site is about 40 miles southeast of St. Louis, near Lively Grove. Ill.

Financial close of the project is contingent upon Peabody and CMS Enterprises being able to secure:

•	Non-recourse project financing

•	An engineering, procurement, and construction contract for the power plant

•	Long-term power purchase agreements for a substantial portion of CMS Enterprises’ and Peabody Energy’s share of the project’s output.

CMS Enterprises and Peabody Energy are optimistic that those conditions can be met for a financial close. An engineering, procurement, and construction contract for the power plant is being negotiated. The plant cost is estimated to be in excess of $2.5 billion. CMS Enterprises expects to make a long-term equity investment of about $200 million at the completion of construction.

Construction of the first 800-megawatt generating unit is expected to take about four years to complete and the second 800-megawatt unit will be completed shortly afterward.

David Joos, CMS Energy’s president and chief executive officer, said Prairie State fits well into the Company’s strategy of pursuing growth opportunities at CMS Enterprises while focusing on its Michigan utility, Consumers Energy.

“We are pursuing a disciplined growth strategy at CMS Enterprises. That strategy is focused on enhancing future earnings and cash flow with low financial risk. With the Prairie State Energy Campus, we will have a strong partnership team, long-term power purchase contracts, and extremely stable fuel costs. It’s an opportunity that also allows CMS Enterprises to utilize its main strengths, building and operating power plants,” Joos said.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2005 sales of 240 million tons of coal and $4.6 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity generation and 3 percent of worldwide electricity.

CMS Energy (NYSE: CMS) is a Michigan-based company that has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at: www.cmsenergy.com

CMS Enterprises Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Peabody Energy Media Contact: Beth Sutton, 314/342-7798

CMS Energy Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590